Exhibit 3.1

Document issued electronically.

Trade and Companies Register

B160806 - L150081675

Submitted on 13/05/2015

ARD FINANCE S.A.

Registered office: L-2134 Luxembourg, 56, rue Charles Martel

R.C.S. Luxembourg: B 160.806

Consolidated articles of association filed with the Luxembourg trade and companies register

To mention for the purposes of the publication with the  Memorial, Recueil des Societes et Associations C (Luxembourg Offical Gazette of Companies)

Echternach, 12 May 2015

ARD FINANCE S.A.

Registered office: L-2134 Luxembourg, 56, rue Charles Martel

R.C.S. Luxembourg: B 160.806

Incorporation

The company was incorporated pursuant to a deed received by notary Francis KESSELER, then residing at Esch-sur-Alzette, on 6 May 2011, published with the Luxembourg Official Gazette of Companies number 1725 of 29 July 2011.

Consolidated Articles of Association

Article 1. - Form and Name

There is hereby established a public limited liability company (societe anonyme) under the name of «ARD Finance S.A. » (the « Company »).

The Company may have one shareholder (the “Sole Shareholder”) or several shareholders. The Company will not be dissolved by the death, suspension of civil rights, insolvency, liquidation or bankruptcy of the Sole Shareholder.

Article 2. - Registered office

The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg (“Luxembourg”). It may be transferred within the boundaries of the municipality of

Luxembourg by a resolution of the board of directors of the Company (“the Board”) or, in the case of a sole director (the “Sole Director”) by a decision of the Sole Director.

Where the Board or the Sole Director (as applicable), determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Article 3. - Duration

The Company is incorporated for an unlimited duration.

The Company may be dissolved, at any time, by a resolution of the General Meeting (as defined below) adopted in the manner required for amendment of the Articles, as prescribed in article 22. below

Article 4. - Corporate objects

The corporate objects of the Company are:

(i)    the acquisition, holding and disposal, in any form, by any means, directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg foreign companies;

(ii)     the acquisition by purchase, subscription or in any other manner and the transfer by sale, exchange or in any other manner of stock, bonds, debentures, notes and other securities or financial instruments of any kind and contracts thereon or related thereto;

(iii)      the ownership, administration, development and management of a portfolio (including, among other things, the assets referred to in (i) and (ii) above);

(iv)     the raising of debt and equity finance in any currency and in any form including, without limitation, by way of:

(a)     the issue of shares, notes, bonds, debentures or any form of debt or equity security and on the basis that such issues may be in any form, whether by way of private placement, public offering or otherwise;

(b)     borrowing from any third party, including banks, financial institutions,

or any corporate entity whether or not affiliated to the Company;

(v)      to the extent permitted under Luxembourg law, the provision of any form of equity or debt funding or any other form financial assistance in any currency and whether or not financed by any of the methods mentioned in (iv) above and whether subordinated or unsubordinated, to any person including without limitation its subsidiaries, affiliated companies and / or any other companies or persons that may or may not be shareholders of the Company;

(vi)     the giving of guarantees or the creation of any form of encumbrance or security over all or any of its assets to guarantee or secure its own obligations or those obligations and undertakings of any other companies or persons that may or may not be shareholders or affiliates of the Company, and, generally, for its own benefit and/ or the benefit of any other companies or persons that may or may not be shareholders of affiliates of the Company.

The Company may (i) enter into any transaction or agreement which is subject to, governed by or part of (or capable of being entered into under) any capital markets master agreement (including an ISDA Master Agreement), (ii) execute and deliver any such master agreement or any confirmation or other confirming evidence of any such transaction under such master agreement, (iii) perform any obligations under any such transaction or master derivatives, options, repurchase and similar transactions or transactions in the context hereof or combinations of any of the foregoing. The Company may generally employ any techniques and instruments relating to investments for the purpose of their efficient management, including techniques and instruments designed to protect it against credit, currency exchange, interest rate risks and other risks.

The objects as described above are to be interpreted in their broadest sense and any transaction or agreement which is entered into by the Company that is not inconsistent with the foregoing objects will be deemed to be covered by such objects.

In general, the Company may take any action and carry out any operation or transaction which it considers necessary or useful in pursuing the above corporate objects provided the Company will not enter into operations or transactions that would result in it being engaged in an activity that would be subject to licensing requirements or that would be regulated activity of the financial sector.

Article 5.- Share capital

5.1 The issued share capital of the Company is set at one hundred and two thousand, five hundred and sixty-four and ten euro cent (EUR 102,564.10), divided into ten million two hundred and fifty six thousand four hundred ten (10,256,410) ordinary shares of a par value of one euro cent (EUR 0.01) each. (Section 5.1 amended on 22 February 2017)

5.2. Without prejudice to any special right conferred on the holders of any existing shares, and subject to the provisions of the 1915 Luxembourg Law on commercial companies, as amended (the “Companies Act 1915”), any share may be issued at par or at a premium and with such rights and / or restrictions, whether in regard to dividend, voting, return of capital, transferability or disposal or otherwise, as the Company may from time to time by ordinary resolution director or, subject to or in default of any such direction as the Board may determine at the time of issue.

5.3. Any share premium created upon the issue of shares shall constitute a distributable reserve of the Company, the distribution of which shall be within the absolute discretion of the Board. The Board is further authorised to utilise share premium for the purpose of repurchasing shares of the Company.

Article 6. - Shares

The shares are and will remain in registered form (actions nominatives).

A register of the shareholder(s) of the Company shall be kept at the registered office of the Company, where it will be available for inspection by any shareholders. Such register shall set forth the name of each shareholder, his residence or elected domicile, the number of shares held by him, the amounts paid in on each such share, and the transfer of shares and the dates of such transfers. The ownership of the shares will be established by the entry in this register.

The Company may redeem its own shares within the limits set forth by law.

Article 7. - Transfer of shares

The transfer of shares may be effected by a written declaration of transfer entered in the register of the shareholder(s) of the Company, such declaration of transfer to be executed by the transferor and the transferee or by persons holding suitable powers of attorney or in accordance with the provisions applying to the transfer of claims provided for in article 1690 of the Luxembourg civil code.

The Company may also accept as evidence of transfer other instruments of transfer evidencing the consent of the transferor and the transferee satisfactory to the Company.

Article 8. - Debt securities

Debt securities issued by the Company in registered form (obligations nominatives) may, under no circumstances, be converted into debt securities in bearer from (obligations au porteur).

Article 9. - Meetings of the shareholders of the Company

In the case of a Sole Shareholder, the Sole Shareholder assumes all powers conferred to the General Meeting. In these Articles, decisions taken, or powers exercised, by the General Meeting shall be a reference to decisions taken, or powers exercised, by the Sole Shareholder as long as the Company has only one shareholder. The decisions taken by the Sole Shareholder are documented by way of minutes.

In the case of a plurality of shareholders, any regularly constituted meeting of the shareholders of the Company (the “General Meeting”) shall represent the entire body of shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relation to all operations of the Company.

The Annual General Meeting shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in the municipality of the registered office as may be specified in the convening notice of the meeting, on the fourth Thursday of the month of May of each year at 1.45 p.m. (CET). If such day is not a business day for banks in Luxembourg, the Annual General Meeting shall be held on the next following business day at the same time.

The Annual General Meeting may be held abroad if, in the absolute and final judgment of the Board, exceptional circumstances so require.

Other meetings of the shareholder of the Company may be held at such place and time as may be specified in the respective convening notices of the meeting.

Article 10. - Notice, quorum, powers of attorney and convening notices

The notice periods and quorum provided for by law shall govern the notice for and the conduct of, the General Meetings, unless otherwise provided herein.

Each share is entitled to one vote.

Except as otherwise required by law or by these Articles, resolutions at a duly convened General Meeting will be passed by a simple majority of those present or represented and voting.

A shareholder may act at any General Meeting by appointing another person as his proxy in writing whether in original, by telefax, cable, telegram, telex or e-mail to which an electronic signature, which is valid under Luxembourg law, is affixed.

If all the shareholders of the Company are present or represented at a General Meeting and consider themselves as being duly convened and informed of the agenda of the meeting, the meeting may be held without prior notice.

The shareholders may vote in writing (by way of a ballot paper) on resolutions submitted to the General Meeting provided that the written voting bulletins include (1) the name, first name, address and the signature of the relevant shareholder, (2) the indication of the shares for which the shareholder will exercise such right, (3) the agenda as set forth in the convening notice and (4) the voting instructions (approval, refusal, abstention) for each point of the agenda. The original voting bulletins must be received by the Company 72 (seventy-two) hours before the relevant General Meeting.

Article 11. - Management

For so long as the Company has a Sole Shareholder, the Company may be managed either by a Sole Director only or by a Board composed of two or more Directors who need not be shareholders of the Company.

Where the Company has more than one shareholder, the Company shall be managed by a Board composed of at least three (3) directors who need not be shareholders of the Company. In that case, the General Meeting must appoint at least that number of new directors in addition to the then existing directors so that the board comprises at least three directors. The director(s) shall be elected for a team not exceeding six years and may be reelected.

When a legal person is appointed as a director of the Company (the “Legal Entity”), the Legal Entity must designate a permanent representative (representant permanent) who will represent the Legal Entity as Sole Director or as a member of the Board in accordance with article 51bis of the Companies Act 1915.

The director(s) shall be elected by the General Meeting. The shareholders of the Company hall also determine the number of directors, their remuneration and the term of their office. A director may be removed with or without cause and/or replaced, at any time, by resolution adopted by the General Meeting.

In the event of vacancy in the office of a director because of death, retirement of otherwise, the remaining directors may elect, by a majority vote, a director to fill such vacancy until the next General Meeting. In the absence of any remaining directors, a General Meeting shall promptly be convened by the auditor and held to appoint new directors.

Article 12.- Meetings of the Board

The Board shall appoint a chairman (the Chairman) among its members and may choose a secretary, who need not be a director, and who shall be responsible for keeping the minutes of the meetings of the Board and of the resolutions passed at the General Meeting or of the resolutions passed by the Sole Shareholder. The Chairman will preside at all meetings of the Board and any General Meeting. In his/her absence, the General Meeting or the other members of the Board (as the case may be) will appoint another chairman pro tempore who will preside at the relevant meeting by simple majority vote of the directors present or by proxy at such meeting.

The Board shall meet upon request by any director in Luxembourg, as often as the interest of the Company so requires.

Notice of any meeting of the Board may be given, inter alia, by telegram, telex, facsimile, e-mail or other electronic communication, by telephone or orally.

Any member of the Board may act at any meeting of the Board by appointing, in writing whether in original, by telefax, cable, telegram, telex or e-mail to which an electronic signature, which is valid under Luxembourg law, is affixed, another director as his or her proxy.

One member of the Board may represent more than one member attending by proxy at a meeting of the Board.

Any director may participate in a meeting of the Board by conference call, video conference, or similar means of communications equipment whereby (i) the directors attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an on-going basis and (iv) the directors can properly deliberate. Participating in a meeting by such means shall constitute presence in person of such director at such meeting.

The Board can deliberate and act validly only if at least two of the Company’s directors are present or represented at a meeting of the Board. Decisions shall be taken by a majority of the votes of the directors present or represented at such meeting. In the case of a tied vote, the Chairman of the meeting shall not have a casting vote.

Notwithstanding the foregoing, a resolution of the Board may also be passed in writing. Such resolution shall consist of one or several documents containing the resolutions and signed, manually or electronically by means of an electronic signature which is valid under Luxembourg law, by each and every directors. The date of such resolution shall be the date of the last signature.

Article 12 does not apply in the case that the Company is managed by a Sole Director

Article 13. - Minutes of meetings of the Board or of resolutions of the Sole Director

The resolutions passed by the Sole director are documented by written minutes which shall be kept at the Company’s registered office.

The minutes of any meeting of the Board shall be signed by the Chairman or a member of the Board who presided at such meeting. The minutes relating to the resolutions taken by the Sole Director shall be signed by the Sole Director.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the Chairman, any two members of the Board or the Sole Director (as the case may be).

Article 14. - Powers of the Board and Sole Director

The Board is vested with the broadest powers to perform or cause to be performed all acts of disposition and administration in the Company’s interest. All powers not expressly reserved by the Companies Act 1915 or by the Articles to the General Meeting fall within the competence of the Board.

The provisions of this Article 14 shall apply equally to the Sole

Director where applicable.

Article 15. — Delegation of powers

The Board may appoint a person (delegue a la gestion journaliere), whether or not a shareholder, or whether or not a member of the Board, who shall have full authority to act on behalf of the Company in all matters concerned with the daily management and affairs of the Company.

The Board my appoint a person, whether or not a shareholder, or whether or not a director, as permanent representative for any entity in which the Company is appointed as member of the board of directors. This permanent representative will act with all discretion, but in the name and on behalf of the Company, and may bind the Company in its capacity as member of the board of directors of any such entity.

The Board is also authorised to appoint a person, whether or not a director, for the purposes of performing specific functions at every level within the Company.

Article 16. - Binding signatures

The Company shall be bound towards third parties in all matters (including the daily management) by (i) the joint signatures of any two members of the Board or (ii) in the case of a Sole Director, the sole signature of the Sole Director or (iii) the joint signatures of any persons or sole signature of the person to whom such signatory power has been granted by the Board or the Sole Director, but only within the limits of such power.

Article 17. - Conflict of interests

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers to the Company is interested in, or is a director, associate, officer or employee of such other company or firm.

Any director of officer of the Company who serves as director, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, solely by reason of such affiliation with such other company or firm, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

In the event that any director of the Company may have any personal and opposite interest in any transaction of the Company,

such director shall make known to the Board such personal and opposite interest and shall not consider or vote upon any such transaction, and such transaction, and such director’s interest therein, shall be reported to the next following Annual General Meeting. This paragraph does not apply for so long as the Company has a Sole Director.

For so long as the Company has a Sole Director, the minutes of the General Meeting shall set forth the transactions entered into by the Company and the Sole Director and in which the Sole Director has an opposite interest to the interest of the Company.

The two preceding paragraphs do not apply to resolutions of the Board or the Sole Director concerning transactions made in the ordinary course of business of the Company of which are entered into on arm’s length terms.

Article 18. - Auditor

Where the provisions of the Companies Act 1915 require, the operations of the Company shall be supervised by one or several supervisory auditors (commissaire(s) aux comptes), and/or independent auditors (reviseur(s) d’entreprises agreer) as applicable. Where the Company voluntarily appoints a reviseur d’entreprises agreer, it needs not to appoint a commissaire aux comptes.

The independent/supervisory auditor(s) shall be elected for a term not exceeding six years and shall be eligible for reappointment.

The independent/ supervisory auditor(s) will be appointed by the General Meeting which will determine their number, their remuneration and the term of their office. The auditor(s) in office may be removed at any time by the General Meeting with or without cause.

Article 19. - Accounting year

The accounting year of the Company shall begin on the 1 January and shall terminate on the 31 December of each year.

Article 20. - Allocation of profits

From the annual net profits of the Company, 5% (five per cent) shall be allocated to the reserve required by law. This allocation shall cease to be required as soon as such legal reserve amounts to 10% (ten per cent) of the capital of the Company as stated or as increased or reduced from time to time as provided in article 5 above.

The General Meeting shall determine how the remainder of the annual net profits shall be disposed of and it may alone decide to pay dividends from time to time, as in its discretion believes best suits the corporate purpose and policy.

The dividends may be paid in euro or any other currency selected by the Board and they may be paid at such places and times as may be determined by the Board. The Board my decide to pay interim dividends under the conditions and within the limits laid down in the Companies Act 1915.

Article 21. - Dissolution and liquidation

The Company may be dissolved, at any time by a resolution of the General Meeting adopted in the manner required for amendment of these Articles, as prescribed in article 22. below. In the event of a dissolution of the Company, the liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) appointed by the General Meeting decide such liquidation. Such General Meeting shall also determine the powers and the remuneration of the liquidator(s).

Article 22. - Amendments

These Articles may be amended, from time to time, by an extraordinary General Meeting, subject to the quorum and majority requirements referred to in the Companies Act 1915.

Article 23. - Applicable law

All matters not expressly governed by these Articles shall be determined in accordance with the Companies Act 1915.